Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-111945

Prospectus Supplement

(To Prospectus dated January 21, 2004)

4,250,000 Shares

Nanogen, Inc.

Common Stock

$7.94 per share

We are offering 4,250,000 shares of our common stock to certain selected institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The common stock will be purchased at the negotiated price of $7.94 per share.

Our common stock is listed on the Nasdaq National Market under the symbol “NGEN.” On March 4, 2004, the last reported sale price of the common stock on the Nasdaq National Market was $9.02 per share.

Before deciding whether to invest in our common stock, you should consider carefully the risks that we have described under the heading “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 3 of the accompanying prospectus.

Seven Hills Partners LLC has agreed to act as agent for us in connection with the arrangement of this transaction. We have agreed to pay Seven Hills Partners LLC the aggregate placement agent fee set forth in the table below. Seven Hills Partners LLC is not required to sell any specific number or dollar amount of shares, but will use its best efforts to arrange for the sale of all 4,250,000 of the shares.

	Per Share	Maximum Offering
Price to the public	$7.94	$33,745,000
Placement agent fees	$0.48	$2,024,700
Proceeds, before expenses, to Nanogen	$7.46	$31,720,300

We expect to deliver the shares of common stock on or about March 5, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

SEVEN HILLS PARTNERS LLC

As Placement Agent

The date of this prospectus supplement is March 5, 2004.

Prospectus Supplement

Page
ABOUT THIS PROSPECTUS SUPPLEMENT	S–1
SUMMARY	S–2
THE OFFERING	S–3
RISK FACTORS	S–4
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	S–16
USE OF PROCEEDS	S–17
DILUTION	S–17
PLAN OF DISTRIBUTION	S–17
LEGAL MATTERS	S–19
WHERE YOU CAN FIND MORE INFORMATION	S–19

Prospectus

ABOUT THIS PROSPECTUS	1
ABOUT NANOGEN, INC.	2
RISK FACTORS	3
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	13
USE OF PROCEEDS	14
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	16
EXPERTS	16
WHERE YOU CAN FIND MORE INFORMATION	16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	16

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated January 21, 2004 are part of a “shelf” registration statement we filed with the Securities and Exchange Commission. By using this shelf registration statement, we may sell from time to time up to an aggregate of 5,000,000 shares of common stock in one or more offerings.

You should rely only on the information contained in or specifically incorporated by reference into this prospectus supplement. No dealer, sales person or other individual has been authorized to give any information or to make any representations not contained in this prospectus or prospectus supplement. If given or made, such information or representations must not be relied upon as having been authorized by us.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the common stock offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

The information contained in the prospectus and the prospectus supplement is accurate only as of the date of the prospectus and the prospectus supplement, regardless of the time of delivery of or of any sale of common stock.

SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Nanogen is a Delaware corporation with a goal to become a leading provider of molecular diagnostic tests and services. We integrate advanced microelectronics and molecular biology into a core technology platform with potentially broad and diverse commercial applications. Our primary areas of focus have been in genomics and biomedical research, medical diagnostics, biodefense and forensics. Our current commercially available products include:

•	the NanoChip® Molecular Biology Workstation, an automated, multi-purpose instrument used primarily for DNA-based analyses;

•	the NanoChip® Cartridge, which incorporates the NanoChip® Electronic Microarray and provides a flexible tool for the rapid identification and precise analysis of biological test samples containing charged molecules;

•	various Analyte Specific Reagents (“ASRs”) for detecting gene mutations associated with diseases such as cystic fibrosis, Alzheimer’s disease and hereditary hemochromatosis; and

•	the Assay Toolbox™, a product designed to help customers develop their own assays on the NanoChip® System.

In addition, we are developing several other ASRs and applications of our proprietary technology, as well as new instrumentation products. We also provide technical support and field applications assistance to our customers.

We commenced operations in 1993 and introduced our first two products into the marketplace in 2000. While we recognized revenue from product sales during the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, our main sources of revenues during these periods were payments under our sponsored research agreements, contracts and grants and, in 2002, a license fee valued at $10.8 million received from a litigation settlement. We believe that in future periods, however, our revenue base will shift to being more product driven as our sales efforts continue to shift to clinical research laboratories, new products are introduced by us to the marketplace and market acceptance for our products increases. In addition, our research collaboration agreement with Hitachi, Ltd. is scheduled to expire during the second quarter of 2004 and certain of our government grants will also expire in 2004.

We incorporated in California in November 1991 and reincorporated in Delaware in November 1997. Our principal offices are located at 10398 Pacific Center Court, San Diego, California 92121, and our telephone number is (858) 410-4600.

Recent Developments

On February 9, 2004 we entered into a definitive agreement to acquire SynX Pharma, Inc., a point-of-care diagnostic company organized under the laws of the Province of Ontario. The transaction is valued at approximately CDN $16.3 million (approximately U.S. $12.2 million) and is structured as an all-stock transaction by way of a court-approved plan of arrangement. The transaction is subject to the approval of holders of SynX common shares and debentures, court approval and other customary closing conditions. It is currently anticipated that the transaction will close during the second quarter of 2004.

In February 2004, after an evaluation of the operations of our subsidiary Nanogen Recognomics GmbH, a joint venture with Aventis, we made the decision to wind down its operations to eliminate any obligations to fund future operations of the joint venture. Consequently, we expect to incur one-time expenses of approximately $650,000 in the first quarter of 2004 related to the wind down.

THE OFFERING

Common stock offered by us	4,250,000 shares

Common stock to be outstanding after this offering	30,919,215 shares

Use of proceeds

We intend to use the net proceeds from this offering for working capital, acquisitions and other general corporate purposes, including the development and support of our sales and marketing organization, support for our continuing research and development efforts and the funding of acquired businesses and technologies.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

Nasdaq National Market symbol	NGEN

The number of shares of common stock to be outstanding after this offering is based on 26,669,215 shares outstanding on March 3, 2004. It excludes:

•	3,769,703 shares of common stock issuable upon exercise of options outstanding as of March 3, 2004, of which 1,609,443 are exercisable under our stock option plans, at a weighted average exercise price of $5.35 per share;

•	1,834,565 shares of common stock issuable upon the exercise of warrants outstanding as of March 3, 2004, at a weighted average exercise price of $5.70;

•	797,494 shares available for grant as of March 3, 2004 under our stock option plans; and

•	178,390 shares available for grant as of March 3, 2004 under our stock bonus plan.

The number of shares of common stock to be outstanding after this offering also excludes approximately 1,505,657 shares to be issued pursuant to the definitive agreement to acquire SynX based on an assumed transaction value of $12.2 million. See “Recent Developments” and “Risks Related to our Definitive Agreement with SynX.”

RISK FACTORS

An investment in the shares of common stock involves a high degree of risk. You should carefully consider the information set forth below before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose some or all of your investment.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $7.94 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $5.61 per share in the net tangible book value of the common stock. See “Dilution” at page S-17 for a more detailed discussion of the dilution you will incur in this offering.

We are offering the common stock on a best efforts basis and we cannot be certain that we will raise the full amount contemplated in this offering.

We have retained Seven Hills Partners LLC under a placement agency agreement to act as our exclusive placement agent in connection with this offering. The placement agent is not obligated and does not intend to purchase any of the common stock offered hereby. The closing of this offering is not conditioned on the sale of all of the shares offered hereby, and we may sell all or any portion of such shares. Accordingly, we cannot be certain of the number of shares that will be purchased by investors. We currently anticipate that the closing will take place on March 5, 2004, but we cannot be certain that this will be the case. If the closing has not taken place by March 31, 2004, the offering will terminate and any funds deposited with the escrow agent will promptly be returned to the investors. See “Plan of Distribution.”

Risks Related to Our Definitive Agreement with SynX

Failure to complete our proposed transaction with SynX Pharma, Inc. could cause our stock price to decline and could harm our future business and operations.

Our definitive agreement with SynX Pharma, Inc. contains conditions which we and SynX must meet in order to complete the proposed transaction. In addition, the definitive agreement may be terminated by us or by SynX under certain circumstances.

If the proposed transaction is not completed, we may be subject to the following material risks, among others:

•	The price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the proposed transaction will be completed;

•	Certain of our costs incurred in connection with the proposed transaction, such as legal, accounting, financial printing and certain expenses of our financial advisor must be paid even if the proposed transaction is not completed; and

•	The secured line of credit of CDN $2 million that we made available to SynX prior to entering into the definite agreement might not be repaid.

In addition, we have filed a current report on Form 8-K with the SEC, which is incorporated by reference into this prospectus supplement, containing a description of the pro forma financial impact of our proposed transaction with SynX. The SynX pro forma financial information disclosed therein is preliminary and is subject to change. The SynX pro forma financial information is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed transaction had occurred as of the date or during the periods presented. Actual future operating results of the combined entity may differ materially from those described in our pro forma financial presentation of the proposed transaction.

We will incur a variety of costs and may never realize the anticipated benefits of our acquisitions.

If appropriate opportunities become available, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. In February 2004 we entered into a definitive agreement to acquire SynX Pharma, Inc., a point-of-care diagnostic company. The transaction is valued at approximately CDN $16.3 million and is expected to close in the second quarter of 2004. However, the acquisition is subject to the approval of holders of SynX common shares and debentures, court approval and other customary closing conditions. The process of integrating SynX or any other acquired business, technology, service or product may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of the SynX acquisition or any other acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to certain intangible assets and increased operating expenses, which could adversely affect our results of operations and financial condition.

Risks Related to Our Business

If our products are not successfully developed or commercialized, we could be forced to curtail or cease operations.

We are at an early stage of development. As of September 30, 2003, we had only a limited product offering that includes our NanoChip® System (which consists of our NanoChip® Molecular Biology Workstation and NanoChip® Cartridge), NanoChip® Cartridge, five ASRs, Assay Toolbox™ and a product available only in Europe solely for research use for beta thalasemia. All of our other platforms and ASRs and other potential products are under development. Our NanoChip® System, ASRs or our other products may not be successfully developed or commercialized on a timely basis, or at all. If we are unable, for technological or other reasons, to complete the development, introduction or scale-up of manufacturing of our new products, or if our products do not achieve a significant level of market acceptance, we would be forced to curtail or cease operations.

Since inception and through the period ended September 30, 2003, we have sold a total of 54 NanoChip® Systems. We also placed instruments at various customer sites under development site agreements whereby title of the NanoChip® Molecular Biology Workstation did not pass to the customer and therefore no revenue was recognized.

We are also party to transactions known as reagent rentals and cost-per-test agreements. Under these types of transactions, we place a Workstation at a customer site with no upfront cost to the customer. The value of the instrument is typically recaptured through a contracted stream of future reagent sales, sold at a premium to cover the cost of the system. Many of our reagent rentals and cost-per-test agreements entered into as of September 30,

2003 require customer acceptance of our CFTR ASRs as a pre-condition to the customer’s commitment to purchase the instrument. Our CFTR ASRs may be utilized by customers to develop and validate tests for the detection of mutations in the CFTR gene associated with cystic fibrosis. These reagent rentals and cost-per-test agreements might have an adverse impact on our short-term instrument sales revenue and cash flow as the revenues and cash received under these agreements are over the life of the contract, as reagents are shipped to the customer. Our success will depend upon our ability to continue to overcome significant technological challenges and successfully introduce our products into the marketplace. A number of applications envisioned by us may require significant enhancements to our basic technology platform. There can be no assurance that we can successfully develop such enhancements.

For the nine months ended September 30, 2003, product sales totaled $1.6 million, which included the sale of nine and one-half (a partial unit) NanoChip® Molecular Biology Workstations as well as sales of NanoChip® Cartridges, reagents and warranty revenue.

Lack of market acceptance of our technology would harm us.

Although we have developed a number of products as discussed above, we may not be able to further develop these products or to develop other commercially viable products. Even if we develop a product, it may not be accepted in the marketplace. If we are unable to achieve market acceptance, we will not be able to generate sufficient product revenue to become profitable. We may also be forced to carry greater inventories of our products for longer periods than we may have anticipated. If we are unable to sell the inventory of our products in a timely fashion and at anticipated price levels, we may not become profitable. In addition, we may have to take accounting charges and reduce the value of our product inventory to its net realizable value. Market acceptance will depend on many factors, including our ability to:

•	convince prospective strategic partners and customers that our technology is an attractive alternative to other technologies;

•	manufacture products in sufficient quantities with acceptable quality and at an acceptable cost; and

•	sell, place and service sufficient quantities of our products.

In addition, our technology platform could be harmed by limited funding available for product and technology acquisitions by our customers, internal obstacles to customer approvals of purchases of our products and market conditions in general.

Commercialization of some of our potential products depends on collaborations with others. If our collaborators are not successful or if we are unable to find collaborators in the future, we may not be able to develop these products.

Our strategy for the research, development and commercialization of some of our products requires us to enter into contractual arrangements with corporate collaborators, joint venture partners, licensors, licensees and others. Our success depends in part upon the performance by these collaboration partners and potential collaboration partners of their responsibilities under these arrangements. Some collaborators may not perform their obligations as we expect, and we may not derive any revenue or other benefits from these arrangements.

In August 2003, Hitachi, Ltd. exercised its right to terminate the research collaboration agreement it has with us. The agreement is scheduled to terminate during the second quarter of 2004. Until the agreement terminates, we and Hitachi expect to continue to work on the development of a new clinical instrument. Our manufacturing and distribution agreements with Hitachi remain in place. In June 2001, we formed a new company, Nanogen Recognomics GmbH, with Aventis Research and Technologies & Co. KG, in which we own 60% of the stock of Nanogen Recognomics and Aventis R&T owns the remaining 40%. Nanogen Recognomics seeks to combine our NanoChip® technology and Aventis R&T’s intellectual property and expertise in synthetic oligonucleotide chemistry and advanced molecular biology to develop new products and applications for the NanoChip® System. In February 2004, we made the decision to begin winding down Nanogen Recognomics. See “Recent Developments.” We do not know whether our collaborations will successfully develop and market any products under our respective agreements. Moreover, some of our collaborators are also researching competing technologies targeted by our collaborative programs.

We may be unsuccessful in entering into other collaborative arrangements to develop and commercialize our products. In addition, disputes may arise over ownership rights to intellectual property, know-how or technologies developed with our collaborators.

We have a history of net losses. We expect to continue to incur net losses and we may not achieve or maintain profitability.

Since our inception, we have incurred cumulative net losses which, as of September 30, 2003, total approximately $170.3 million. Moreover, our negative cash flow and losses from operations will continue for the foreseeable future. We may never generate sufficient product revenue to become profitable. We also expect to have quarter-to-quarter fluctuations in revenues, expenses and losses, which fluctuations could be significant. The amount and timing of product revenue recognition and cash flow may depend on whether potential customers for the NanoChip® System choose to enter into sales, reagent rentals, cost-per-test or development site transactions.

To develop and sell our products successfully, we may need to increase our spending levels in research and development, as well as in selling, marketing and administration. We may have to incur these increased spending levels before knowing whether our products can be sold successfully.

We will need additional capital in the future. If additional capital is not available, we may have to curtail or cease operations.

We will need to raise more money to continue the research and development necessary to further develop our current products to bring our products to market and to further our manufacturing and marketing capabilities. We may seek additional funds through public and private stock offerings, arrangements with corporate partners, borrowings under lease lines of credit or other sources. If we cannot raise more money, we will have to reduce our capital expenditures, scale back our development of new products, reduce our workforce and seek to license to others products or technologies that we otherwise would seek to commercialize ourselves. The amount of money we will need will depend on many factors, including among others:

•	the progress of our research and development programs;

•	the commercial arrangements we may establish;

•	the time and costs involved in:

•	scaling up our manufacturing capabilities;

•	meeting regulatory requirements, including meeting necessary Quality System Regulations or QSRs and obtaining necessary regulatory clearances or approvals;

•	filing, prosecuting, defending and enforcing patent claims and litigation; and

•	the scope and results of our future clinical trials, if any.

Additional capital may not be available on terms acceptable to us, or at all. Any additional equity financing would likely be dilutive to stockholders, and debt financing, if available, may include restrictive covenants and require significant collateral.

Competing technologies may adversely affect us.

We expect to encounter intense competition from a number of companies that offer products in our targeted application areas. We anticipate that our competitors in these areas will include:

•	health care and other companies that manufacture laboratory-based tests and analyzers;

•	diagnostic and pharmaceutical companies;

•	companies developing drug discovery technologies; and

•	companies developing molecular diagnostic tests.

If we are successful in developing products in these areas, we will face competition from established companies and numerous development-stage companies that continually enter these markets. In many instances, our competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than us. Moreover, these competitors may offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic.

In addition, several development-stage companies are currently making or developing products that compete with or will compete with our potential products. Our competitors may succeed in developing, obtaining approval from the U.S. Food and Drug Administration or marketing technologies or products that are more effective or commercially attractive than our current or potential products or that render our technologies and current or potential products obsolete.

As these companies develop their technologies, they may develop proprietary positions that may prevent us from successfully commercializing products.

Also, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.

The uncertainty of patent and proprietary technology protection may adversely affect us.

Our success will depend in part on obtaining and maintaining meaningful patent protection on our inventions, technologies and discoveries. Our ability to compete effectively will depend on our ability to develop and maintain proprietary aspects of our technology, and to operate without infringing the proprietary rights of others, or to obtain rights to third-party proprietary rights, if necessary. Our pending patent applications may not result in the issuance of patents. Our patent applications may not have priority over others’ applications, and even if issued, our patents may not offer protection against competitors with similar technologies. Any patents issued to us may be challenged, invalidated or circumvented, and the rights created thereunder may not afford us a competitive advantage.

We also rely upon trade secrets, technical know-how and continuing inventions to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology and we may not be able to meaningfully protect our trade secrets, or be capable of protecting our rights to our trade secrets. We seek to protect our technology and patents, in part, by confidentiality agreements with our employees and contractors. Our employees may breach their existing Proprietary Information, Inventions, and Dispute Resolution Agreements and these agreements may not protect our intellectual property. This could have a material adverse effect on us.

Our products could infringe on the intellectual property rights of others, which may subject us to future litigation and cause us to be unable to license technology from third parties.

Our commercial success also depends in part on us neither infringing valid, enforceable patents or proprietary rights of third parties, nor breaching any licenses that may relate to our technologies and products. We are aware of other third-party patents that may relate to our technology. It is possible that we may unintentionally infringe these patents or other patents or proprietary rights of third parties. We may in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third-party patents. Any legal action against us or our collaborative partners claiming damages and seeking to enjoin commercial activities relating to our products and processes affected by third-party rights may require us or our collaborative partners to obtain licenses in order to continue to manufacture or market the affected products and processes. In addition, these actions may subject us to potential liability for damages. We or our collaborative partners may not prevail in an action and any license required under a patent may not be made available on commercially acceptable terms, or at all.

There are many U.S. and foreign patents and patent applications held by third parties in our areas of interest, and we believe that there may be significant other litigation in the industry regarding patent and other intellectual property rights. Additional litigation could result in substantial costs and the diversion of management’s efforts regardless of the result of the litigation. Additionally, the defense and prosecution of interference proceedings before the U.S. Patent and Trademark Office, or USPTO, and related administrative proceedings would result in substantial expense to us and significant diversion of effort by our technical and management personnel. We may in the future become subject to USPTO interference proceedings to determine the priority of inventions. In addition, laws of some foreign countries do not protect intellectual property to the same extent as do laws in the U.S., which may subject us to additional difficulties in protecting our intellectual property in those countries.

We are aware of U.S. and European patents and patent applications owned by Oxford Gene Technologies. We have opposed one allowed European patent that had broad claims to array technology for analyzing a predetermined polynucleotide sequence. Oxford Gene’s position with respect to the opposed patent is that the claims relate to what it terms the “diagnostic mode.” Those claims have now been narrowed before the Opposition Division of the European Patent Office to the point that, if these claims remain final before the European Patent Office, we believe they would not be infringed by our technology. In the oral proceedings before the Opposition Division on November 13, 14, and 15, 2001, the Division determined that the claims’ language must be limited to arrays with “smooth, impermeable” surfaces. The case is currently on appeal. If the decision of the Opposition Division is successfully appealed by Oxford Gene and the original claims are reinstated, or if an application relating to arrays is issued in another country with claims as broad as the original European patent, we could be subject to infringement accusations that could delay or preclude sales of some or all of our anticipated diagnostic products.

We may continue to be involved in intellectual property litigation that may be costly, time-consuming and may impact our competitive position.

In December 2002, Oxford Gene Technologies filed a complaint against us in the United States District Court for the District of Delaware claiming that we infringe U.S. Patent No. 6,054,270 entitled “Analytical Polynucleotide Sequences.” In April 2003, we filed an answer to the complaint that denied that we infringe this patent. In October 2003, we entered into a settlement agreement with Oxford Gene Technologies pursuant to which the lawsuit was dismissed by Oxford Gene Technology without prejudice. If the litigation were to be reinitiated, significant attorneys’ costs and fees could result. Although it is our position that Oxford Gene’s assertions of infringement have no merit, neither the outcome of any further litigation nor the amount and range of potential fees can be assessed. No assurances can be given that we would prevail in the lawsuit or that we could successfully defend ourselves against the claim.

The regulatory approval process is expensive, time consuming, uncertain and may prevent us from obtaining required approvals for the commercialization of our products.

The manufacturing, labeling, distribution and marketing of any diagnostic products we may develop will be subject to regulation in the U.S. and other countries. These regulations could subject us to several problems such as:

•	failure to obtain necessary regulatory approvals or clearances for our products on a timely basis, or at all;

•	delays in receipt of or failure to receive approvals or clearances;

•	the loss of previously received approvals or clearances;

•	limitations on intended uses imposed as a condition of approvals or clearances; or

•	failure to comply with existing or future regulatory requirements.

In the U.S., the Food and Drug Administration, or FDA, regulates as medical devices most test systems, kits and reagents that are marketed for human in vitro diagnostic use. Pursuant to the Federal Food, Drug, and Cosmetic Act, the FDA regulates the preclinical and clinical testing, design, safety, effectiveness, manufacture, labeling, distribution and promotion of medical devices. We will not be able to commence marketing or commercial sales in the U.S. of these products until we receive an exemption, clearance or approval from the FDA, which can be a lengthy, expensive and uncertain process. We have not applied for FDA or other regulatory approvals with respect to any of our current products or products under development. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of proposed products. Regulatory clearance or approval of any proposed products may not be granted by the FDA or foreign regulatory authorities on a timely basis, if at all. Noncompliance with applicable FDA requirements can result in:

•	criminal prosecution, civil penalties, other administrative sanctions or judicially imposed sanctions, such as injunctions;

•	recall or seizure of products;

•	total or partial suspension of production; and

•	failure of the government to grant premarket clearance or premarket approval for devices or withdrawal of marketing clearances or approvals once granted.

The FDA also has the authority to request the recall, repair, replacement or refund of the cost of any regulated device that may eventually be manufactured or distributed by us. Any devices manufactured or distributed by us pursuant to FDA clearance or approvals are subject to thorough and continuing regulation by the FDA and certain state agencies, including the California Department of Health Services.

Our dependence on suppliers for materials could impair our ability to manufacture our products.

Outside vendors provide key components and raw materials used by us and Hitachi in the manufacture of our products. Although we believe that alternative sources for these components and raw materials are available, any supply interruption in a limited or sole source component or raw material would harm our and Hitachi’s ability to manufacture our products until a new source of supply is identified and qualified, including qualification under applicable FDA regulations. In addition, an uncorrected defect or supplier’s variation in a component or raw material, either unknown to us or Hitachi or incompatible with our or Hitachi’s manufacturing processes, could harm our or Hitachi’s ability to manufacture products. We or Hitachi may not be able to find a sufficient alternative supplier in a reasonable time period, or on commercially reasonable terms, if at all. If we or Hitachi fail to obtain a supplier for the manufacture of components of our potential products, we may be forced to curtail or cease operations.

If we are unable to manufacture products on a commercial scale, our business may suffer.

Hitachi manufactures our NanoChip® System, and we manufacture our NanoChip® Cartridges, our ASRs and most of our other products. We and Hitachi rely on subcontractors to manufacture the limited quantities of microchips and other components we require for use by and sale to our customers, as well as for internal and collaborative purposes. Manufacturing, supply and quality control problems may arise as we or Hitachi either alone, together or with subcontractors, attempt to further scale up manufacturing procedures or to manufacture new products. We or Hitachi may not be able to scale-up in a timely manner or at a commercially reasonable cost. Problems could lead to delays or pose a threat to the ultimate commercialization of our products and cause us to fail.

We or Hitachi or any of our contract manufacturers could encounter manufacturing difficulties, including those relating to:

•	the ability to scale up manufacturing capacity;

•	production yields;

•	quality control and assurance; or

•	shortages of components or qualified personnel.

Our manufacturing facilities and those of Hitachi and any other of our contract manufacturers are or will be subject to periodic regulatory inspections by the FDA and other federal, state and international regulatory agencies and these facilities are or may become subject to Quality System Regulation, or QSR, requirements of the FDA. If we, Hitachi or our third-party manufacturers, fail to maintain facilities in accordance with QSR regulations, other international quality standards or other regulatory requirements, then the manufacture process could be suspended or terminated which would harm us.

Lead times for obtaining materials and components for our products and the manufacturing and introduction of our products may vary significantly which could lead to excess inventory levels as well as shortages of critical components and products if our supply and demand forecasts are inaccurate.

We anticipate that our products, including our ASRs and most of our other products will be manufactured and introduced by us and third parties, if any, based on forecasted demand and that we will seek to purchase components and materials in anticipation of the actual receipt of purchase orders from our customers. Lead times for materials and components to be included in our products vary significantly and may depend on factors such as the business practices of each specific supplier and the terms of the particular contracts, as well as the overall market demand for such materials and components at any given time. Also, we often rely on our own and third party forecasted demand for various products and the accuracy of such forecasts may depend on a number of factors, including but not limited to, government reports and recommendations for certain genetic testing, regulatory burdens, competitive products, the nature and effectiveness of our products, the timing and extent of the introduction of our products into the marketplace and other factors. If the forecasts are inaccurate, we could experience fluctuations in excess inventory of our products, or shortages of critical components or products, either of which could cause our business to suffer.

We currently rely on one manufacturer of our Workstation and for certain future generations of the Workstation and other hardware products, and only we manufacture our NanoChip® Cartridges, and our ASRs and most of our other products, which may delay the manufacture and shipment of our products to customers.

We have signed an exclusive manufacturing agreement with Hitachi to manufacture our NanoChip® Workstation and a collaboration agreement to exclusively manufacture certain of our other second generation Workstations and other hardware products to be developed, subject to certain terms and conditions in each agreement. We have retained exclusive rights pursuant to each agreement to manufacture the NanoChip® Cartridges. Pursuant to the manufacturing agreement and the collaboration agreement, each party is obligated to provide the other with certain notice periods if such party determines to curtail or terminate the manufacturing relationship. Nevertheless, while alternative manufacturers of our Workstation and other products currently exist, a lengthy process would be required to negotiate and begin work under a manufacturing agreement with a new manufacturer which could disrupt our manufacturing process and harm our business.

The number of our sales and marketing employees may not result in corresponding numbers of sales or placements of the NanoChip® System or sale of ASRs or other Nanogen products.

As of September 30, 2003, we had 32 total employees in our worldwide sales and marketing group. In July 2000, we incorporated a subsidiary, Nanogen Europe B.V. in The Netherlands as our European sales office. As of September 30, 2003, this office employed 7 European-based sales executives and support personnel in the United Kingdom, Germany and The Netherlands.

Developing, training and monitoring this sales and marketing force has required and will further require capital and time expenditures by us and certain of our employees. The size of our sales and marketing force may not result in corresponding numbers of sales or placements of the NanoChip® System nor increased product revenues associated with such sales or placements or our ASRs or other products. We may be required to increase or decrease the size of this sales and marketing force as deemed necessary and such increases or decreases in staff will require additional capital and time expenditures by us and our employees.

Failure to expand our international sales as we intend would reduce our ability to become profitable.

We expect that a portion of our sales will be made outside the United States. A successful international effort will require us to develop relationships with international customers and partners. We may not be able to identify, attract or retain suitable international customers and distribution partners. As a result, we may be unsuccessful in our international expansion efforts. Furthermore, expansion into international markets will require us to continue to establish and expand foreign sales and marketing efforts, hire additional sales and marketing personnel and maintain good relations with our foreign customers and distribution partners.

International operations involve a number of risks not typically present in domestic operations, including:

•	currency fluctuation risks;

•	changes in regulatory requirements;

•	costs and risks of deploying the NanoChip® System, ASRs and other products in foreign countries;

•	licenses, tariffs and other trade barriers;

•	political and economic instability, including the war on terrorism;

•	difficulties in staffing and managing foreign offices;

•	costs and difficulties in establishing and maintaining foreign distribution partnerships;

•	potentially adverse tax consequences; and

•	the burden of complying with a wide variety of complex foreign laws and treaties.

Our international sales and marketing efforts will also be subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether tariffs or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries.

We may lose money when we exchange foreign currency received from international sales into U.S. dollars. A portion of our business is expected to be conducted in currencies other than the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business will cause foreign currency transaction gains and losses. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates. We currently do not engage in foreign exchange hedging transactions to manage our foreign currency exposure.

We may have significant product liability exposure.

We face an inherent business risk of exposure to product liability and other claims in the event that our technologies or products are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of our products. Any product liability claim brought against us could be expensive to defend and could result in a diversion of management’s attention from our core business. A successful product liability claim or series of claims could have an adverse effect on our business, financial condition and results of operations.

If we lose our key personnel or are unable to attract and retain additional personnel, we may not be able to pursue collaborations or develop our own products.

We are highly dependent on the principal members of our scientific, manufacturing, marketing, administrative, management and executive personnel, the loss of whose services might significantly delay or prevent the achievement of our objectives. We face competition from other companies, academic institutions, government entities and other organizations in attracting and retaining personnel. For the year ended December 31, 2002, the turnover rate at all levels at Nanogen was 39%. For the years ended December 31, 2001 and 2000 the turnover rates at Nanogen were 31% and 19%, respectively. Turnover at these rates may, and if they continue, will adversely affect us.

In October 2002, we reduced our workforce by approximately 10% and incurred severance charges of approximately $290,000 during the fourth quarter of fiscal 2002 related to this event. We also reduced our workforce in April 2003 by approximately 20%. A severance charge of approximately $500,000 was recognized in the second quarter of fiscal year 2003 related to this event. Continued layoffs could have an adverse effect on us.

Health care reform and restrictions on reimbursement may limit our returns on potential products.

Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for our products and related treatments will be available from:

•	government health administration authorities;

•	private health coverage insurers;

•	managed care organizations; and

•	other organizations.

If appropriate reimbursement cannot be obtained, we could be prevented from successfully commercializing our potential products.

There are efforts by governmental and third party payors to contain or reduce the costs of health care through various means. We expect that there will continue to be a number of legislative proposals to implement government controls. The announcement of proposals or reforms could impair our ability to raise capital. The adoption of proposals or reforms could impair our business.

Additionally, third party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using our products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and whether adequate third party coverage will be available.

If ethical and other concerns surrounding the use of genetic information become widespread, we may have less demand for our products.

Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products, which could seriously harm our business, financial condition and results of operations.

We use hazardous materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials including, but not limited to, biological hazardous materials and radioactive compounds. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could be required to incur significant costs to comply with current or future environmental laws and regulations.

Our stock price could continue to be highly volatile and our stockholders may not be able to resell their shares at or above the price they paid for them.

The market price of our common stock, like that of many other life sciences companies, has been highly volatile and is likely to continue to be highly volatile. The following factors, among others, could have a significant impact on the market price of our common stock:

•	the results of our premarket studies and clinical trials or those of our collaborators or competitors or for DNA testing in general;

•	evidence of the safety or efficacy of our potential products or the products of our competitors;

•	the announcement by us or our competitors of technological innovations or new products;

•	the announcement by us of acquisitions by customers of our NanoChip® System, ASRs or our other products;

•	announcements by us of government grants or contracts or of failure to obtain such government grants or contracts;

•	announcements by us of involvement in litigation;

•	developments concerning our patents or other proprietary rights or those of our competitors, including other litigation or patent office proceedings;

•	loss of key board, executive, management or other personnel or the increase or decrease in size of our sales and marketing staff;

•	governmental regulatory actions or the failure to gain necessary clearances or approvals;

•	the ability to obtain necessary licenses;

•	changes or announcements in reimbursement policies;

•	developments with our subsidiaries and collaborators;

•	changes in or announcements relating to acquisition programs for our products, including the expiration or continuation of our development site agreements;

•	period-to-period fluctuations in sales, inventories and our operating results;

•	market conditions for life science stocks and other stocks in general;

•	purchases by Nanogen pursuant to our stock repurchase program;

•	changes in estimates of our performance by securities analysts and the loss of coverage by one or more securities analysts;

•	the announcement by us of any stock repurchase plan, any purchases made thereunder by us and any cessation of the program by us;

•	changes in the United States’ war on terrorism and other geopolitical and military situations in which the country is involved; and

•	changes in the price of petroleum, heating oil and any other raw materials that we use at our facilities.

Our anti-takeover provisions could discourage potential takeover attempts and make attempts by stockholders to change management more difficult.

The approval of two-thirds of our voting stock is required to approve some transactions and to take some stockholder actions, including the calling of a special meeting of stockholders and the amendment of any of the anti-takeover provisions contained in our certificate of incorporation.

Further, pursuant to the terms of our stockholder rights plan adopted in November 1998, as amended, we have distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved in advance by our board of directors and may have the effect of deterring unsolicited takeover attempts.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Various statements made in this prospectus supplement under the captions “Summary” and “Risk Factors,” and made elsewhere in this prospectus supplement, including the documents incorporated by reference in this prospectus supplement, are forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. This prospectus includes, without limitation, forward-looking information about the following:

•	the anticipated future acquisition of SynX Pharma, Inc.;

•	the anticipated costs of winding down our Nanogen Recognomics GmbH subsidiary;

•	the development of the markets and demand for our products and services;

•	our product development plans, including the introduction of new products, and anticipated activities designed to pursue these plans, including collaborations and other corporate partnering arrangements;

•	our ability to generate substantial revenues from sales of products and consumable cartridges and reagents and continuing revenues from reagent rental agreements;

•	the ability of our product platform to affect the market and become an industry standard;

•	our ability to generate license and other fee revenue in the future;

•	the amounts we invest in research and development activities in the future;

•	future levels of operating expenses associated with our business;

•	operating results of joint ventures and other corporate partnering arrangements;

•	competition that we may face;

•	the protection afforded to us by intellectual property law;

•	the amounts and timing of our contractual obligations and capital commitments;

•	our future revenues and results of operations;

•	our future exposure to market risk; and

•	our future capital needs and our ability to fund those needs.

When used in this prospectus, the words “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “future,” “could,” “should,” “would,” “expect,” “envision,” “potentially,” and similar expressions are generally intended to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those risks discussed in this prospectus supplement and the documents incorporated herein by reference.

In addition, our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the molecular diagnostics industry. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Furthermore, we undertake no obligation to publicly update any forward-looking statements. We claim the protections afforded by the Private Securities Litigation Reform Act of 1995, as amended, for our forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $31.5 million, after deducting the placement agent’s fees and estimated offering expenses.

We intend to use the net proceeds we receive from sales of the securities offered hereby for general corporate purposes, including the development and support of our sales and marketing organization, support for our continuing research and development efforts and the funding of acquired businesses and technologies. Pending these uses, we intend to invest the proceeds of this offering in short-term, investment grade interest-bearing securities.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value at September 30, 2003, was $35.1 million, or $1.44 per share, based on 24,380,010 shares of our common stock outstanding. After giving effect to the sale of 4,250,000 shares of common stock by us at a public offering price of $7.94 per share, less the placement agent discounts and commissions and our estimated offering expenses, our net tangible book value at September 30, 2003, would have been approximately $66.6 million, or $2.33 per share. This represents an immediate increase in the net tangible book value of $0.89 per share to existing stockholders and an immediate dilution of $5.61 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share		$7.94
Net tangible book value per share as of September 30, 2003	$1.44
Increase in net tangible book value per share after the offering	$0.89

Net tangible book value per share after this offering		$2.33

Dilution per share to new investors		$5.61

PLAN OF DISTRIBUTION

Seven Hills Partners LLC, referred to as the placement agent, has entered into a placement agency agreement with us in which they have agreed to act as placement agent in connection with the offering. The placement agent is using its best efforts to introduce us to selected institutional investors who will purchase the shares. The placement agent has no obligation to buy any of the shares from us. The placement agent has solicited indications of interest from investors for the full amount of the offering.

All investor funds will be deposited into an escrow account set up at Wells Fargo Bank, N.A. for the benefit of the investors. Wells Fargo Bank, acting as escrow agent, will invest all funds it receives in a non-interest bearing account in accordance with Rule 15c2-4 under the Exchange Act. The escrow agent will not accept any investor funds until the date of this prospectus supplement. Before the closing date, Wells Fargo Bank will notify the placement agent that all of the funds to pay for the shares have been received. We will deposit the shares with the Depository Trust Company upon receiving notice from the placement agent. At the closing, Depository Trust Company will credit the shares to the respective accounts of the investors.

If investor funds are not received for all of the shares being offered, then all investor funds that were deposited into escrow will be returned promptly to investors and the offering will terminate. We have agreed to indemnify the placement agent and certain other persons against certain liabilities under the Securities Act of 1933, as amended. The placement agent has informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We have agreed to pay the placement agent a fee equal to 6.0% of the proceeds of this offering and to reimburse the placement agent for reasonable expenses that it incurs in connection with the offering. The following table shows the per share and total fees we will pay to the placement agent in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

Per share	$0.4764
Total	$2,024,700

We and certain of our executive officers and directors have agreed with the placement agent that, for a period of 30 days after the date of this prospectus supplement, they will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock. However, the placement agent in some instances may, at any time without notice, release all or any portion of the securities subject to these lock-up agreements. There are no agreements between the placement agent and any of our executive officers and directors providing consent by placement agent to the sale of shares prior to the expiration of the period of 30 days after the date of this prospectus supplement.

This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page 16 of the accompanying prospectus.

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, San Francisco, California.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission’s web site at http://www.sec.gov.

The Securities and Exchange Commission allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of the accompanying prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into the accompanying prospectus the documents listed below, and any future filings (other than the portions thereof deemed to be “furnished” to the Commission pursuant to Item 9 or Item 12) we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

•	our annual report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 31, 2003;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	our current reports on Form 8-K filed with the Commission on May 22, 2003, September 22, 2003, February 10, 2004 and March 3, 2004;

•	all other reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2002; and

•	the description of our common stock contained in our registration statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934 with the Commission on April 7, 1998, including any amendment or reports filed for the purpose of updating such description.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

Nanogen, Inc.

Attn: Investor Relations

10398 Pacific Center Court

San Diego, CA 92121

(858) 410-4600

PROSPECTUS

5,000,000 Shares

NANOGEN, INC.

Common Stock

The shares of common stock of Nanogen, Inc. covered by this prospectus may be offered and sold to the public by Nanogen from time to time in one or more issuances.

This prospectus provides you with a general description of the shares that we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the documents incorporated by reference and described under the heading “Where You Can Find More Information” before you make your investment decision.

We will sell the shares to underwriters or dealers, through agents, or directly to investors.

An investment in the shares offered under this prospectus involves a high degree of risk. You should carefully consider the risk factors described on pages 3-12 of this prospectus.

Our common stock trades on the Nasdaq National Market under the symbol NGEN. On January 14, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $11.40.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 21, 2004.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell from time to time up to an aggregate of 5,000,000 shares of common stock in one or more offerings.

You should rely only on the information contained in or specifically incorporated by reference into this prospectus or a supplement. No dealer, sales person or other individual has been authorized to give any information or to make any representations not contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the common stock offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

ABOUT NANOGEN, INC.

Nanogen is a Delaware corporation with a goal to become a leading provider of molecular diagnostic tests and services. We integrate advanced microelectronics and molecular biology into a core technology platform with potentially broad and diverse commercial applications. Our primary areas of focus have been in genomics and biomedical research, medical diagnostics, biodefense and forensics. Our current commercially available products include:

•	the NanoChip® Molecular Biology Workstation, an automated, multi-purpose instrument used primarily for DNA-based analyses;

•	the NanoChip® Cartridge, which incorporates the NanoChip® Electronic Microarray and provides a flexible tool for the rapid identification and precise analysis of biological test samples containing charged molecules;

•	various Analyte Specific Reagents (“ASRs”) for detecting gene mutations associated with diseases such as cystic fibrosis, Alzheimer’s disease and hereditary hemochromatosis; and

•	the Assay Toolbox™, a product designed to help customers develop their own assays on the NanoChip® System.

In addition, we are developing several other ASRs and applications of our proprietary technology, as well as new instrumentation products. We also provide technical support and field applications assistance to our customers.

We commenced operations in 1993, and introduced our first two products into the marketplace in 2000. While we recognized revenue from product sales during the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, our main sources of revenues during these periods were payments under our sponsored research agreements, contracts and grants and, in 2002, a license fee valued at $10.8 million received from a litigation settlement. We believe that in future periods, however, our revenue base will shift to being more product driven as our sales efforts continue to shift to clinical research laboratories, new products are introduced by us to the marketplace and market acceptance for our products increases. In addition, our research collaboration agreement with Hitachi, Ltd. is scheduled to expire during the second quarter of 2004 and certain of our government grants will also expire in 2004.

We incorporated in California in November 1991 and reincorporated in Delaware in November 1997. Our principal offices are located at 10398 Pacific Center Court, San Diego, California 92121, and our telephone number is (858) 410-4600.

RISK FACTORS

An investment in the shares of common stock being offered by this prospectus involves a high degree of risk. You should carefully consider the information set forth below before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose some or all of your investment.

If our products are not successfully developed or commercialized, we could be forced to curtail or cease operations.

We are at an early stage of development. As of September 30, 2003, we had only a limited product offering that includes our NanoChip® System (which consists of our NanoChip® Molecular Biology Workstation and NanoChip® Cartridge), NanoChip® Cartridge, five ASRs, Assay Toolbox™ and a product available only in Europe solely for research use for beta thalasemia. All of our other platforms and ASRs and other potential products are under development. Our NanoChip® System, ASRs or our other products may not be successfully developed or commercialized on a timely basis, or at all. If we are unable, for technological or other reasons, to complete the development, introduction or scale-up of manufacturing of our new products, or if our products do not achieve a significant level of market acceptance, we would be forced to curtail or cease operations.

Since inception and through the period ended September 30, 2003, we have sold a total of 54 NanoChip® Systems. We also placed instruments at various customer sites under development site agreements whereby title of the NanoChip® Molecular Biology Workstation did not pass to the customer and therefore no revenue was recognized.

We are also party to transactions known as reagent rentals and cost-per-test agreements. Under these types of transactions, we place a Workstation at a customer site with no upfront cost to the customer. The value of the instrument is typically recaptured through a contracted stream of future reagent sales, sold at a premium to cover the cost of the system. Many of our reagent rentals and cost-per-test agreements entered into as of September 30, 2003 require customer acceptance of our CFTR ASRs as a pre-condition to the customer’s commitment to purchase the instrument. Our CFTR ASRs may be utilized by customers to develop and validate tests for the detection of mutations in the CFTR gene associated with cystic fibrosis. These reagent rentals and cost-per-test agreements might have an adverse impact on our short-term instrument sales revenue and cash flow as the revenues and cash received under these agreements are over the life of the contract, as reagents are shipped to the customer. Our success will depend upon our ability to continue to overcome significant technological challenges and successfully introduce our products into the marketplace. A number of applications envisioned by us may require significant enhancements to our basic technology platform. There can be no assurance that we can successfully develop such enhancements.

For the nine months ended September 30, 2003, product sales totaled $1.6 million, which included the sale of nine and one-half (a partial unit) NanoChip® Molecular Biology Workstations as well as sales of NanoChip® Cartridges, reagents and warranty revenue.

Lack of market acceptance of our technology would harm us.

Although we have developed a number of products as discussed above, we may not be able to further develop these products or to develop other commercially viable products. Even if we develop a product, it may not be accepted in the marketplace. If we are unable to achieve market acceptance, we will not be able to generate sufficient product revenue to become profitable. We may also be forced to carry greater inventories of our products for longer periods than we may have anticipated. If we are unable to sell the inventory of our products in a timely fashion and at anticipated price levels, we may not become profitable. In addition, we may have to take accounting charges and reduce the value of our product inventory to its net realizable value. Market acceptance will depend on many factors, including our ability to:

•	convince prospective strategic partners and customers that our technology is an attractive alternative to other technologies;

•	manufacture products in sufficient quantities with acceptable quality and at an acceptable cost; and

•	sell, place and service sufficient quantities of our products.

In addition, our technology platform could be harmed by limited funding available for product and technology acquisitions by our customers, internal obstacles to customer approvals of purchases of our products and market conditions in general.

Commercialization of some of our potential products depends on collaborations with others. If our collaborators are not successful or if we are unable to find collaborators in the future, we may not be able to develop these products.

Our strategy for the research, development and commercialization of some of our products requires us to enter into contractual arrangements with corporate collaborators, joint venture partners, licensors, licensees and others. Our success depends in part upon the performance by these collaboration partners and potential collaboration partners of their responsibilities under these arrangements. Some collaborators may not perform their obligations as we expect, and we may not derive any revenue or other benefits from these arrangements.

In August 2003, Hitachi, Ltd. exercised its right to terminate the research collaboration agreement it has with us. The agreement is scheduled to terminate during the second quarter of 2004. Until the agreement terminates, we and Hitachi expect to continue to work on the development of a new clinical instrument. Our manufacturing and distribution agreements with Hitachi remain in place. In June 2001, we formed a new company, Nanogen Recognomics GmbH, with Aventis Research and Technologies & Co. KG, in which we own 60% of the stock of Nanogen Recognomics and Aventis R&T owns the remaining 40%. Nanogen Recognomics seeks to combine our NanoChip® technology and Aventis R&T’s intellectual property and expertise in synthetic oligonucleotide chemistry and advanced molecular biology to develop new products and applications for the NanoChip® System. We do not know whether our collaborations will successfully develop and market any products under our respective agreements. Moreover, some of our collaborators are also researching competing technologies targeted by our collaborative programs.

We may be unsuccessful in entering into other collaborative arrangements to develop and commercialize our products. In addition, disputes may arise over ownership rights to intellectual property, know-how or technologies developed with our collaborators.

We have a history of net losses. We expect to continue to incur net losses and we may not achieve or maintain profitability.

Since our inception, we have incurred cumulative net losses which, as of September 30, 2003, total approximately $170.3 million. Moreover, our negative cash flow and losses from operations will continue for the foreseeable future. We may never generate sufficient product revenue to become profitable. We also expect to have quarter-to-quarter fluctuations in revenues, expenses and losses, which fluctuations could be significant. The amount and timing of product revenue recognition and cash flow may depend on whether potential customers for the NanoChip® System choose to enter into sales, reagent rentals, cost-per-test or development site transactions.

To develop and sell our products successfully, we may need to increase our spending levels in research and development, as well as in selling, marketing and administration. We may have to incur these increased spending levels before knowing whether our products can be sold successfully.

We will need additional capital in the future. If additional capital is not available, we may have to curtail or cease operations.

We will need to raise more money to continue the research and development necessary to further develop our current products to bring our products to market and to further our manufacturing and marketing capabilities.

We may seek additional funds through public and private stock offerings, arrangements with corporate partners, borrowings under lease lines of credit or other sources. If we cannot raise more money, we will have to reduce our capital expenditures, scale back our development of new products, reduce our workforce and seek to license to others products or technologies that we otherwise would seek to commercialize ourselves. The amount of money we will need will depend on many factors, including among others:

•	the progress of our research and development programs;

•	the commercial arrangements we may establish;

•	the time and costs involved in:

•	scaling up our manufacturing capabilities;

•	meeting regulatory requirements, including meeting necessary Quality System Regulations or QSRs and obtaining necessary regulatory clearances or approvals;

•	filing, prosecuting, defending and enforcing patent claims and litigation; and

•	the scope and results of our future clinical trials, if any.

Additional capital may not be available on terms acceptable to us, or at all. Any additional equity financing would likely be dilutive to stockholders, and debt financing, if available, may include restrictive covenants and require significant collateral.

Competing technologies may adversely affect us.

We expect to encounter intense competition from a number of companies that offer products in our targeted application areas. We anticipate that our competitors in these areas will include:

•	health care and other companies that manufacture laboratory-based tests and analyzers;

•	diagnostic and pharmaceutical companies;

•	companies developing drug discovery technologies; and

•	companies developing molecular diagnostic tests.

If we are successful in developing products in these areas, we will face competition from established companies and numerous development-stage companies that continually enter these markets. In many instances, our competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than us. Moreover, these competitors may offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic.

In addition, several development-stage companies are currently making or developing products that compete with or will compete with our potential products. Our competitors may succeed in developing, obtaining approval from the U.S. Food and Drug Administration or marketing technologies or products that are more effective or commercially attractive than our current or potential products or that render our technologies and current or potential products obsolete.

As these companies develop their technologies, they may develop proprietary positions that may prevent us from successfully commercializing products.

Also, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.

The uncertainty of patent and proprietary technology protection may adversely affect us.

Our success will depend in part on obtaining and maintaining meaningful patent protection on our inventions, technologies and discoveries. Our ability to compete effectively will depend on our ability to develop and maintain proprietary aspects of our technology, and to operate without infringing the proprietary rights of others, or to obtain rights to third-party proprietary rights, if necessary. Our pending patent applications may not result in the issuance of patents. Our patent applications may not have priority over others’ applications, and even if issued, our patents may not offer protection against competitors with similar technologies. Any patents issued to us may be challenged, invalidated or circumvented, and the rights created thereunder may not afford us a competitive advantage.

We also rely upon trade secrets, technical know-how and continuing inventions to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology and we may not be able to meaningfully protect our trade secrets, or be capable of protecting our rights to our trade secrets. We seek to protect our technology and patents, in part, by confidentiality agreements with our employees and contractors. Our employees may breach their existing Proprietary Information, Inventions, and Dispute Resolution Agreements and these agreements may not protect our intellectual property. This could have a material adverse effect on us.

Our products could infringe on the intellectual property rights of others, which may subject us to future litigation and cause us to be unable to license technology from third parties.

Our commercial success also depends in part on us neither infringing valid, enforceable patents or proprietary rights of third parties, nor breaching any licenses that may relate to our technologies and products. We are aware of other third-party patents that may relate to our technology. It is possible that we may unintentionally infringe these patents or other patents or proprietary rights of third parties. We may in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third-party patents. Any legal action against us or our collaborative partners claiming damages and seeking to enjoin commercial activities relating to our products and processes affected by third-party rights may require us or our collaborative partners to obtain licenses in order to continue to manufacture or market the affected products and processes. In addition, these actions may subject us to potential liability for damages. We or our collaborative partners may not prevail in an action and any license required under a patent may not be made available on commercially acceptable terms, or at all.

There are many U.S. and foreign patents and patent applications held by third parties in our areas of interest, and we believe that there may be significant other litigation in the industry regarding patent and other intellectual property rights. Additional litigation could result in substantial costs and the diversion of management’s efforts regardless of the result of the litigation. Additionally, the defense and prosecution of interference proceedings before the U.S. Patent and Trademark Office, or USPTO, and related administrative proceedings would result in substantial expense to us and significant diversion of effort by our technical and management personnel. We may in the future become subject to USPTO interference proceedings to determine the priority of inventions. In addition, laws of some foreign countries do not protect intellectual property to the same extent as do laws in the U.S., which may subject us to additional difficulties in protecting our intellectual property in those countries.

We are aware of U.S. and European patents and patent applications owned by Oxford Gene Technologies. We have opposed one allowed European patent that had broad claims to array technology for analyzing a predetermined polynucleotide sequence. Oxford Gene’s position with respect to the opposed patent is that the claims relate to what it terms the “diagnostic mode.” Those claims have now been narrowed before the Opposition Division of the European Patent Office to the point that, if these claims remain final before the European Patent Office, we believe they would not be infringed by our technology. In the oral proceedings before the Opposition Division on November 13, 14, and 15, 2001, the Division determined that the claims’

language must be limited to arrays with “smooth, impermeable” surfaces. The case is currently on appeal. If the decision of the Opposition Division is successfully appealed by Oxford Gene and the original claims are reinstated, or if an application relating to arrays is issued in another country with claims as broad as the original European patent, we could be subject to infringement accusations that could delay or preclude sales of some or all of our anticipated diagnostic products.

We may continue to be involved in intellectual property litigation that may be costly, time-consuming and may impact our competitive position.

In December 2002, Oxford Gene Technologies filed a complaint against us in the United States District Court for the District of Delaware claiming that we infringe U.S. Patent No. 6,054,270 entitled “Analytical Polynucleotide Sequences.” In April 2003, we filed an answer to the complaint that denied that we infringe this patent. In October 2003, we entered into a settlement agreement with Oxford Gene Technologies pursuant to which the lawsuit was dismissed by Oxford Gene Technology without prejudice. If the litigation were to be reinitiated, significant attorneys’ costs and fees could result. Although it is our position that Oxford Gene’s assertions of infringement have no merit, neither the outcome of any further litigation nor the amount and range of potential fees can be assessed. No assurances can be given that we would prevail in the lawsuit or that we could successfully defend ourselves against the claim.

The regulatory approval process is expensive, time consuming, uncertain and may prevent us from obtaining required approvals for the commercialization of our products.

The manufacturing, labeling, distribution and marketing of any diagnostic products we may develop will be subject to regulation in the U.S. and other countries. These regulations could subject us to several problems such as:

•	failure to obtain necessary regulatory approvals or clearances for our products on a timely basis, or at all;

•	delays in receipt of or failure to receive approvals or clearances;

•	the loss of previously received approvals or clearances;

•	limitations on intended uses imposed as a condition of approvals or clearances; or

•	failure to comply with existing or future regulatory requirements.

In the U.S., the Food and Drug Administration, or FDA, regulates as medical devices most test systems, kits and reagents that are marketed for human in vitro diagnostic use. Pursuant to the Federal Food, Drug, and Cosmetic Act, the FDA regulates the preclinical and clinical testing, design, safety, effectiveness, manufacture, labeling, distribution and promotion of medical devices. We will not be able to commence marketing or commercial sales in the U.S. of these products until we receive an exemption, clearance or approval from the FDA, which can be a lengthy, expensive and uncertain process. We have not applied for FDA or other regulatory approvals with respect to any of our current products or products under development. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of proposed products. Regulatory clearance or approval of any proposed products may not be granted by the FDA or foreign regulatory authorities on a timely basis, if at all. Noncompliance with applicable FDA requirements can result in:

•	criminal prosecution, civil penalties, other administrative sanctions or judicially imposed sanctions, such as injunctions;

•	recall or seizure of products;

•	total or partial suspension of production; and

•	failure of the government to grant premarket clearance or premarket approval for devices or withdrawal of marketing clearances or approvals once granted.

The FDA also has the authority to request the recall, repair, replacement or refund of the cost of any regulated device that may eventually be manufactured or distributed by us. Any devices manufactured or distributed by us pursuant to FDA clearance or approvals are subject to thorough and continuing regulation by the FDA and certain state agencies, including the California Department of Health Services.

Our dependence on suppliers for materials could impair our ability to manufacture our products.

Outside vendors provide key components and raw materials used by us and Hitachi in the manufacture of our products. Although we believe that alternative sources for these components and raw materials are available, any supply interruption in a limited or sole source component or raw material would harm our and Hitachi’s ability to manufacture our products until a new source of supply is identified and qualified, including qualification under applicable FDA regulations. In addition, an uncorrected defect or supplier’s variation in a component or raw material, either unknown to us or Hitachi or incompatible with our or Hitachi’s manufacturing processes, could harm our or Hitachi’s ability to manufacture products. We or Hitachi may not be able to find a sufficient alternative supplier in a reasonable time period, or on commercially reasonable terms, if at all. If we or Hitachi fail to obtain a supplier for the manufacture of components of our potential products, we may be forced to curtail or cease operations.

If we are unable to manufacture products on a commercial scale, our business may suffer.

Hitachi manufactures our NanoChip® System, and we manufacture our NanoChip® Cartridges, our ASRs and most of our other products. We and Hitachi rely on subcontractors to manufacture the limited quantities of microchips and other components we require for use by and sale to our customers, as well as for internal and collaborative purposes. Manufacturing, supply and quality control problems may arise as we or Hitachi either alone, together or with subcontractors, attempt to further scale up manufacturing procedures or to manufacture new products. We or Hitachi may not be able to scale-up in a timely manner or at a commercially reasonable cost. Problems could lead to delays or pose a threat to the ultimate commercialization of our products and cause us to fail.

We or Hitachi or any of our contract manufacturers could encounter manufacturing difficulties, including those relating to:

•	the ability to scale up manufacturing capacity;

•	production yields;

•	quality control and assurance; or

•	shortages of components or qualified personnel.

Our manufacturing facilities and those of Hitachi and any other of our contract manufacturers are or will be subject to periodic regulatory inspections by the FDA and other federal, state and international regulatory agencies and these facilities are or may become subject to Quality System Regulation, or QSR, requirements of the FDA. If we, Hitachi or our third-party manufacturers, fail to maintain facilities in accordance with QSR regulations, other international quality standards or other regulatory requirements, then the manufacture process could be suspended or terminated which would harm us.

Lead times for obtaining materials and components for our products and the manufacturing and introduction of our products may vary significantly which could lead to excess inventory levels as well as shortages of critical components and products if our supply and demand forecasts are inaccurate.

We anticipate that our products, including our ASRs and most of our other products will be manufactured and introduced by us and third parties, if any, based on forecasted demand and that we will seek to purchase components and materials in anticipation of the actual receipt of purchase orders from our customers. Lead times for materials and components to be included in our products vary significantly and may depend on factors such as the business practices of each specific supplier and the terms of the particular contracts, as well as the overall market demand for such materials and components at any given time. Also, we often rely on our own and third party forecasted demand for various products and the accuracy of such forecasts may depend on a number of factors, including but not limited to, government reports and recommendations for certain genetic testing, regulatory burdens, competitive products, the nature and effectiveness of our products, the timing and extent of the introduction of our products into the marketplace and other factors. If the forecasts are inaccurate, we could experience fluctuations in excess inventory of our products, or shortages of critical components or products, either of which could cause our business to suffer.

We currently rely on one manufacturer of our Workstation and for certain future generations of the Workstation and other hardware products, and only we manufacture our NanoChip® Cartridges, and our ASRs and most of our other products, which may delay the manufacture and shipment of our products to customers.

We have signed an exclusive manufacturing agreement with Hitachi to manufacture our NanoChip® Workstation and a collaboration agreement to exclusively manufacture certain of our other second generation Workstations and other hardware products to be developed, subject to certain terms and conditions in each agreement. We have retained exclusive rights pursuant to each agreement to manufacture the NanoChip® Cartridges. Pursuant to the manufacturing agreement and the collaboration agreement, each party is obligated to provide the other with certain notice periods if such party determines to curtail or terminate the manufacturing relationship. Nevertheless, while alternative manufacturers of our Workstation and other products currently exist, a lengthy process would be required to negotiate and begin work under a manufacturing agreement with a new manufacturer which could disrupt our manufacturing process and harm our business.

The number of our sales and marketing employees may not result in corresponding numbers of sales or placements of the NanoChip® System or sale of ASRs or other Nanogen products.

As of September 30, 2003, we had 32 total employees in our worldwide sales and marketing group. In July 2000, we incorporated a subsidiary, Nanogen Europe B.V. in The Netherlands as our European sales office. As of September 30, 2003, this office employed 7 European-based sales executives and support personnel in the United Kingdom, Germany and The Netherlands.

Developing, training and monitoring this sales and marketing force has required and will further require capital and time expenditures by us and certain of our employees. The size of our sales and marketing force may not result in corresponding numbers of sales or placements of the NanoChip® System nor increased product revenues associated with such sales or placements or our ASRs or other products. We may be required to increase or decrease the size of this sales and marketing force as deemed necessary and such increases or decreases in staff will require additional capital and time expenditures by us and our employees.

Failure to expand our international sales as we intend would reduce our ability to become profitable.

We expect that a portion of our sales will be made outside the United States. A successful international effort will require us to develop relationships with international customers and partners. We may not be able to identify, attract or retain suitable international customers and distribution partners. As a result, we may be unsuccessful in our international expansion efforts. Furthermore, expansion into international markets will require us to continue to establish and expand foreign sales and marketing efforts, hire additional sales and marketing personnel and maintain good relations with our foreign customers and distribution partners.

International operations involve a number of risks not typically present in domestic operations, including:

•	currency fluctuation risks;

•	changes in regulatory requirements;

•	costs and risks of deploying the NanoChip® System, ASRs and other products in foreign countries;

•	licenses, tariffs and other trade barriers;

•	political and economic instability, including the war on terrorism;

•	difficulties in staffing and managing foreign offices;

•	costs and difficulties in establishing and maintaining foreign distribution partnerships;

•	potentially adverse tax consequences; and

•	the burden of complying with a wide variety of complex foreign laws and treaties.

Our international sales and marketing efforts will also be subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether tariffs or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries.

We may lose money when we exchange foreign currency received from international sales into U.S. dollars. A portion of our business is expected to be conducted in currencies other than the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business will cause foreign currency transaction gains and losses. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates. We currently do not engage in foreign exchange hedging transactions to manage our foreign currency exposure.

We may have significant product liability exposure.

We face an inherent business risk of exposure to product liability and other claims in the event that our technologies or products are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of our products. Any product liability claim brought against us could be expensive to defend and could result in diversion of management’s attention from our core business. A successful product liability claim or series of claims could have an adverse effect on our business, financial condition and results of operations.

If we lose our key personnel or are unable to attract and retain additional personnel, we may not be able to pursue collaborations or develop our own products.

We are highly dependent on the principal members of our scientific, manufacturing, marketing, administrative, management and executive personnel, the loss of whose services might significantly delay or prevent the achievement of our objectives. We face competition from other companies, academic institutions, government entities and other organizations in attracting and retaining personnel. For the year ended December 31, 2002, the turnover rate at all levels at Nanogen was 39%. For the years ended December 31, 2001 and 2000 the turnover rates at Nanogen were 31% and 19%, respectively. Turnover at these rates may, and if they continue, will adversely affect us.

In October 2002, we reduced our workforce by approximately 10% and incurred severance charges of approximately $290,000 during the fourth quarter of fiscal 2002 related to this event. We also reduced our workforce in April 2003 by approximately 20%. A severance charge of approximately $500,000 was recognized in the second quarter of fiscal year 2003 related to this event. Continued layoffs could have an adverse effect on us.

Health care reform and restrictions on reimbursement may limit our returns on potential products.

Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for our products and related treatments will be available from:

•	government health administration authorities;

•	private health coverage insurers;

•	managed care organizations; and

•	other organizations.

If appropriate reimbursement cannot be obtained, we could be prevented from successfully commercializing our potential products.

There are efforts by governmental and third party payors to contain or reduce the costs of health care through various means. We expect that there will continue to be a number of legislative proposals to implement government controls. The announcement of proposals or reforms could impair our ability to raise capital. The adoption of proposals or reforms could impair our business.

Additionally, third party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using our products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and whether adequate third party coverage will be available.

If ethical and other concerns surrounding the use of genetic information become widespread, we may have less demand for our products.

Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products, which could seriously harm our business, financial condition and results of operations.

We use hazardous materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials including, but not limited to, biological hazardous materials and radioactive compounds. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could be required to incur significant costs to comply with current or future environmental laws and regulations.

Our stock price could continue to be highly volatile and our stockholders may not be able to resell their shares at or above the price they paid for them.

The market price of our common stock, like that of many other life sciences companies, has been highly volatile and is likely to continue to be highly volatile. The following factors, among others, could have a significant impact on the market price of our common stock:

•	the results of our premarket studies and clinical trials or those of our collaborators or competitors or for DNA testing in general;

•	evidence of the safety or efficacy of our potential products or the products of our competitors;

•	the announcement by us or our competitors of technological innovations or new products;

•	the announcement by us of acquisitions by customers of our NanoChip® System, ASRs or our other products;

•	announcements by us of government grants or contracts or of failure to obtain such government grants or contracts;

•	announcements by us of involvement in litigation;

•	developments concerning our patents or other proprietary rights or those of our competitors, including other litigation or patent office proceedings;

•	loss of key board, executive, management or other personnel or the increase or decrease in size of our sales and marketing staff;

•	governmental regulatory actions or the failure to gain necessary clearances or approvals;

•	the ability to obtain necessary licenses;

•	changes or announcements in reimbursement policies;

•	developments with our subsidiaries and collaborators;

•	changes in or announcements relating to acquisition programs for our products, including the expiration or continuation of our development site agreements;

•	period-to-period fluctuations in sales, inventories and our operating results;

•	market conditions for life science stocks and other stocks in general;

•	purchases by Nanogen pursuant to our stock repurchase program;

•	changes in estimates of our performance by securities analysts and the loss of coverage by one or more securities analysts;

•	the announcement by us of any stock repurchase plan, any purchases made thereunder by us and any cessation of the program by us;

•	changes in the United States’ war on terrorism and other geopolitical and military situations in which the country is involved; and

•	changes in the price of petroleum, heating oil and any other raw materials that we use at our facilities.

Our anti-takeover provisions could discourage potential takeover attempts and make attempts by stockholders to change management more difficult.

The approval of two-thirds of our voting stock is required to approve some transactions and to take some stockholder actions, including the calling of a special meeting of stockholders and the amendment of any of the anti-takeover provisions contained in our certificate of incorporation. Further, pursuant to the terms of our stockholder rights plan adopted in November 1998, as amended, we have distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved in advance by our board of directors and may have the effect of deterring unsolicited takeover attempts.

If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits.

If appropriate opportunities become available, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions. If we do undertake any transaction of this sort, the process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to certain intangible assets and increased operating expenses, which could adversely affect our results of operations and financial condition.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Various statements made in this prospectus under the captions “About Nanogen, Inc.” and “Risk Factors,” and made elsewhere in this prospectus are forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. This prospectus includes, without limitation, forward-looking information about the following:

•	the development of the markets and demand for our products and services;

•	our product development plans, including the introduction of new products, and anticipated activities designed to pursue these plans, including collaborations and other corporate partnering arrangements;

•	our ability to generate substantial revenues from sales of products and consumable cartridges and reagents and continuing revenues from reagent rental agreements;

•	the ability of our product platform to affect the market and become an industry standard;

•	our ability to generate license and other fee revenue in the future;

•	the amounts we invest in research and development activities in the future;

•	future levels of operating expenses associated with our business;

•	operating results of joint ventures and other corporate partnering arrangements;

•	competition that we may face;

•	the protection afforded to us by intellectual property law;

•	the amounts and timing of our contractual obligations and capital commitments;

•	our future revenues and results of operations;

•	our future exposure to market risk; and

•	our future capital needs and our ability to fund those needs.

When used in this prospectus, the words “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “future,” “could,” “should,” “would,” “expect,” “envision,” “potentially,” and similar expressions are generally intended to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those risks discussed in this prospectus and the documents incorporated herein by reference.

In addition, our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the molecular diagnostics industry. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Furthermore, we undertake no obligation to publicly update any forward-looking statements. We claim the protections afforded by the Private Securities Litigation Reform Act of 1995, as amended, for our forward-looking statements.

USE OF PROCEEDS

Except as may be otherwise set forth in the prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of the securities offered hereby for general corporate purposes, including the development and support of our sales and marketing organization, support for our continuing research and development efforts and the funding of acquired businesses and technologies.

PLAN OF DISTRIBUTION

We may sell the shares being offered by us in this prospectus:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters; or

•	through a combination of any of these methods of sale.

We and our agents and underwriters may sell the shares being offered by us in this prospectus from time to time in one or more transactions:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Offers to purchase securities may be solicited directly by us, or by agents designated by us, from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

If an underwriter is, or underwriters are, utilized in the offer and sale of securities in respect of which this prospectus and the accompanying prospectus supplement are delivered, we will execute an underwriting agreement with such underwriter(s) for the sale to it or them and the name(s) of the underwriter(s) and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in such prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and such prospectus supplement are delivered to the public. The securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be identified in the applicable prospectus supplement.

If an agent is used in an offering of securities being offered by this prospectus, the agent will be named, and the terms of the agency will be described, in the applicable prospectus supplement relating to the offering. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize underwriters or their other agents to solicit offers by certain institutional investors to purchase securities from the issuer pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by the issuer of the securities. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, the issuer must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Certain of the underwriters, dealers or agents utilized by us in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for us or one or more of our affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

Until the distribution of the securities is completed, rules of the Commission may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If underwriters create a short position in the securities in connection with the offering thereof (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of such underwriters may reduce that short position by purchasing securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of any over-allotment option described in the applicable prospectus supplement.

Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

Neither we nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. We cannot give any assurances that there will be a market for any of the securities offered by this prospectus and any prospectus supplement.

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Nanogen, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings (other than the portions thereof deemed to be “furnished” to the Commission pursuant to Item 9 or Item 12) we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

•	our annual report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 31, 2003;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	our current reports on Form 8-K filed with the Commission on May 22, 2003 and September 22, 2003;

•	all other reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2002; and

•	the description of our common stock contained in our registration statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934 with the Commission on April 7, 1998, including any amendment or reports filed for the purpose of updating such description.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

Nanogen, Inc.

Attn: Investor Relations

10398 Pacific Center Court

San Diego, CA 92121

(858) 410-4600